SUB-ITEM 77H
Change in Control of the Fund -
As of October 31, 2001, the following person or entity now own more than 25% of a fund's voting security:

PERSON/ENTITY                     FUND                      PERCENTAGE


MFS Heritage Trust Co. TTEE        MFS Strategic Income      68.00%
                                   Fund - Class I

TRS MFS 401K Plan                  MFS Global Growth Fund    51.31%
                                   - Class I

As of October 31, 2001, the following persons or entity that no longer owns 25% of a fund's voting security: No Changes.